ITEM 77Q(I)(b) - COPY OF PAGES FROM MINUTE BOOK
WHICH CONTAIN DISCUSSION AND RESOLUTIONS PERTAINING
TO THE MATTERS DESCRIBED IN SUB-ITEM 77D
THE HUNTINGTON FUNDS
AND
HUNTINGTON VA FUNDS
MINUTES OF THE REGULAR MEETING
OF
THE BOARDS OF TRUSTEES
January 29, 2003


Changes to Rotating Index Fund and VA Rotating Index
Fund
Mr. Siclari first reminded the Board of discussions that
took place at past meetings relating to ongoing analysis
and monitoring of the ability of the Rotating Index Fund
and VA Rotating Index Fund to achieve certain investment
strategies and parameters that were either developed by
the Funds' adviser/sponsor as part of its management
model, or otherwise required by the SEC staff when the
Funds were registered.  He reported that, after careful
consideration, the Adviser and the portfolio manager for
the Funds have
decided that certain investment policies of these Funds
are unduly
restrictive and limit the Funds from achieving their
performance potential.
Mr. Siclari then proposed certain changes to the Funds'
objective, policies
and restrictions, including substituting "markets" for
"index" in the name
of the Funds to eliminate an SEC "name policy" requirement
that the Fund's return correlate to within 95% of a
specified index.  He explained that
some of the Fund's policies are fundamental and any
changes will require shareholder as well as Board
approval.  Mr. Bateman indicated that
although the Fund will always use the S&P 500 as its
benchmark for
performance comparison, it also will compare its
performance against a supplemental index that is
reflective of the market segment into which
it would rotate.  Ms. Albertelli commented that new
investors in the Funds should be alerted to these
proposed investment policy changes via a
supplement to the prospectus, and that a proxy
statement sticker would
notify current shareholders.  After full discussion,
on motion duly made
and seconded, the Board of both Trusts unanimously
adopted the following resolutions:
RESOLVED,	that the Board hereby approves the
preparation and, subject to shareholder approval of the
related fundamental investment policies, the
filing of a Certificate of Designation for The Huntington
Funds and
Huntington VA Funds, to redesignate the Huntington
Rotating Index Fund as Huntington Rotating Markets
Fund and the Huntington VA Rotating Index Fund
as Huntington VA Rotating Markets Fund, substantially
in the form as
presented at this meeting.
RESOLVED,	that the Trustees hereby approve
changing the fundamental
investment objective for the Huntington Rotating
Markets Fund and the
Huntington VA Rotating Markets Fund (the "Rotating
Markets Funds") from
seeking to approximate the returns of a broad-based
equity market index
to one of seeking capital appreciation.
RESOLVED,	that the Trustees hereby approve
eliminating the following fundamental investment policy for the Rotating Markets Funds:

* at least 80% of total assets invested, directly or
indirectly through
index-based securities, in stocks comprising the
broad-based equity index
that the Adviser has chosen to emulate.
RESOLVED,	that the Trustees hereby approve the
following new
non-fundamental limitations for the Rotating Markets
Funds:
The Rotating Markets Funds will:
* Under normal circumstance, invest at least 80% of
its assets directly,
or indirectly through index-based securities, in
equity stocks comprising
the equity market segment chosen by the Adviser.
RESOLVED,	that the Trustees approve the proposed
language changes to the Rotating Markets Funds'
investment goals, strategies and policies, as
referenced in the materials with such other changes
as may be necessary or appropriate in the opinion of
Trustee Counsel, or required by the SEC staff.
RESOLVED,	that the Special Meeting of Shareholders
of the Rotating Markets Funds be held on April 17,
2003 at 2:00 p.m. or at such time and place as selected
by the Officers of the Trust.
RESOLVED,	that the items on the Agenda of the
Special Meeting of Shareholders of the Rotating Markets
Funds shall include:
1.	To eliminate a fundamental investment policy of
investing at least 80% of total assets in stocks
comprising a broad-based equity index;
2.	To change the fundamental investment objective
from seeking to approximate the returns of a broad-based
equity market index to one of seeking capital appreciation;
and
3.	To transact such other business as may properly
come before the meeting or any adjournment thereof.
RESOLVED,	that Victor R. Siclari, Gail C. Jones,
Alicia G. Powell, Cathy C. Ryan, Lisa McAnany, Susan K.
Maroni, and Mark Nagarajan are hereby designated and
appointed as proxies to act at the Special Meeting of
Shareholders.
RESOLVED,	that the Secretary or Assistant Secretary
of the Trust is hereby authorized and directed to mail
the proxy notice and statement, as filed with the
Securities and Exchange Commission, together with
appropriate material, to shareholders of record of the
Rotating Markets Funds as of February 18, 2003
or as of such date as shall be determined by the Officers
of the Trust in conformity with the Trust's By-Laws.
RESOLVED,	that the Officers and Counsel for the Trust
are hereby authorized
to prepare appropriate proxy material in connection with the Special Meeting of Shareholders of the Rotating Markets Funds and to file the same with the Securities and Exchange Commission.

??

_____________________
Continued from previous page


Continued on following page






-3-


PGHLIB-Item 77Q(1)b.doc-BISYS
August 19, 2003  10:12 AM